UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Delcath Systems, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Thursday, May 16, 2013, at 10:00 a.m., local time, at The Michelangelo Hotel, 152 West 51st Street, New York, New York for the following purposes:

(1)	To vote on the election of Harold S. Koplewicz, Laura A. Brege and Tasos G. Konidaris as Class I directors, each to serve until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified.

(2)	To cast a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”).

(3)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on Thursday, April 18, 2013 as the record date for the Annual Meeting. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

New York, New York	Eamonn P. Hobbs
April 19, 2013	President and Chief Executive Officer

DELCATH SYSTEMS, INC.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

i

810 Seventh Avenue, 35th Floor

New York, New York 10019

PROXY STATEMENT

For the 2013 Annual Meeting of Stockholders to be held on May 16, 2013

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”) to be voted at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 16, 2013 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The Annual Meeting will be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Form 10-K”), were first mailed on or about April 22, 2013, to our stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be Held on Thursday, May 16, 2013.

A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at: https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.	At the Annual Meeting, stockholders will consider and vote on the following proposals:

•    the election of Harold S. Koplewicz, Laura A. Brege and Tasos G. Konidaris as Class I directors, each to serve until the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified (Proposal 1);

• a non-binding, advisory vote on the compensation of our named executive officers (“say-on-pay”) (Proposal 2);

•    the ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 3); and

• such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders Entitled to Vote.	Stockholders of record at the close of business on Thursday, April 18, 2013 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting. At the close of business on the Record Date, there were 96,723,993 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.	You may vote your shares in person or by proxy.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•    completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

• attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.	A majority of our outstanding shares of common stock present in person or by proxy and entitled to be voted at the Annual Meeting constitutes a quorum. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Non-Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals.

• Non-routine proposal. Proposal 1 (election of directors) and Proposal 2 (“say-on-pay”) are non-routine proposals.

• Routine proposal. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is a routine proposal.

Vote Required; Treatment of Abstentions and Broker Non-Votes.	Proposal 1, the election of Class I directors—the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting shall be elected as directors.

Proposal 2, a non-binding, advisory resolution on the compensation of our named executive officers (“say-on-pay”)—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval of the advisory resolution.

Proposal 3, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013—an affirmative vote of a majority of the shares present in person or represented by proxy and voting on such matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Voting of Proxies.	Our Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Your shares of common stock will be voted in accordance with the instructions contained in your signed proxy card. If you return a signed proxy card without giving specific voting instructions with respect to a particular Proposal or Proposals to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations with respect to that particular Proposal or those Proposals as set forth in this Proxy Statement.

Other Matters.	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.	Stockholders of Record. You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•   giving our Corporate Secretary a written notice of revocation before (addressed to Gregory J. Champion, Esq., Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019) or at the meeting; or

• delivering a properly executed, later dated proxy card; or

• attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners. If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.	The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names which are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 10, 2013, held by: (i) each of our directors and nominees for director; (ii) each of our named executive officers in the Summary Compensation Table; and (iii) all of our directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner:	Number	Percent
Eamonn P. Hobbs(2)	1,290,333	1.32%
Graham Miao(3)	100,666	*
Agustin V. Gago(4)(5)	295,888	*
Peter J. Graham(6)	101,999	*
Krishna Kandarpa, M.D., Ph.D.(7)	322,333	*
David A. McDonald(5)(8)	298,872	*
Harold S. Koplewicz, M.D.	197,541	*
Laura A. Philips, Ph.D., MBA(9)	163,534	*
Roger G. Stoll, Ph.D.(10)	234,534	*
Douglas G. Watson(11)	127,382	*
Gabriel Leung(12)	58,531	*
Laura A. Brege(13)	0	*
Tasos G. Konidaris(13)	0	*

All directors and executive officers as a group (17 people)(14):	3,587,494	3.61%

*	Less than 1%
(1)	Except as indicated in these footnotes, the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person as of April 10, 2013 includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of April 10, 2013 upon the exercise of stock options. For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the 96,723,993 shares of common stock outstanding on April 10, 2013 plus the number of shares of common stock that such person or group has the right to acquire within 60 days of April 10, 2013.
(2)	Includes 1,128,333 shares of common stock which Mr. Hobbs has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(3)	Includes 46,666 shares of common stock which Mr. Miao has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(4)	Includes 231,999 shares of common stock which Mr. Gago has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(5)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.
(6)	Includes 86,999 shares of common stock which Mr. Graham has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(7)	Includes 163,333 shares of common stock which Dr. Kandarpa has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(8)	Includes 283,333 shares of common stock which Mr. McDonald has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013, and 8,206 shares of common stock pledged as security.
(9)	Includes 12,000 shares of common stock owned of record by Dr. Philips’ spouse with respect to which Dr. Philips disclaims beneficial ownership, and 20,000 shares of common stock jointly owned by Dr. Philips and her spouse.
(10)	Includes 150,000 shares of common stock which Mr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.

(11)	Includes 33,333 shares of common stock which Mr. Watson has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(12)	Includes 10,004 shares of common stock which Mr. Leung has the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.
(13)	Ms. Brege and Mr. Konidaris each commenced their service as a director on July 5, 2012.
(14)	Includes 2,472,331 shares of common stock which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of April 10, 2013.

CORPORATE GOVERNANCE

Board of Directors. The Board of Directors oversees the business affairs of the Company and monitors the performance of management. In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, and other key executives and by reading the reports and other materials that management sends them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that a majority of our incumbent directors, namely, Laura A. Brege, Tasos G. Konidaris, Harold S. Koplewicz, M.D., Gabriel Leung, Laura A. Philips, Roger G. Stoll and Douglas G. Watson are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met 11 times in 2012 (including regularly scheduled and special meetings). During 2012, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served1). It is Delcath’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended our 2012 Annual Meeting.

Board Leadership Structure. Our current leadership structure is comprised of an independent director serving as Chairman of the Board (Dr. Koplewicz), a Delcath employee serving as Chief Executive Officer and President (Mr. Hobbs) and strong, active independent directors serving on our Board committees. We believe that this structure is appropriate for Delcath because it allows one person, our CEO and President, to concentrate on Delcath’s day-to-day operations and to speak for and lead Delcath, while providing for effective oversight by an independent Chairman and Board. The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board Meetings. For a company like Delcath, that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our CEO and President is in the best position to lead our management team and to respond to the current pressures and needs of a company at the stage of growth and development of Delcath. Our Chairman, on the other hand, is in the best position to focus the Board’s attention on the broader issues of corporate governance. We believe that splitting the roles of Chairman and CEO (and President) minimizes any potential conflicts that may result from combining the roles of CEO and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees. Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and monitoring of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function and, if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Risk Assessment of Compensation Programs. Our Compensation and Stock Option Committee considered whether our compensation programs encourage excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking, motivate imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company.

[1]	Except Mr. Konidaris missed one Audit Committee meeting since his appointment which resulted in a 66% attendance rate—Mr. Konidaris joined the Board on July 5, 2012.

Director Continuing Education. Our directors are encouraged to attend educational programs provided by various universities, stock exchanges and other regulatory agencies to assist our directors in maintaining or enhancing their skills and abilities as directors and to update their knowledge and understanding of the pharmaceutical, medical device and biopharma industries and the regulatory environment in which Delcath operates and to which it is subject.

Board Committees. Our Board has three standing committees: an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of our outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of our outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by our outside auditors;

•	the review of the adequacy and effectiveness of our accounting and internal controls over financial reporting; and

•	the review and discussion with management and with our outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission.

The current members of the Audit Committee are: Laura A. Philips (Chair), Douglas G. Watson, Tasos G. Konidaris and Gabriel Leung, each of whom is “independent” within the meaning of the NASDAQ listing rules and otherwise meet the financial statement proficiency requirements of the NASDAQ listing rules. The Board has determined that Laura A. Philips, Douglas G. Watson, Gabriel Leung and Tasos G. Konidaris each qualify as an “audit committee financial expert” as defined in the rules of Securities and Exchange Commission. During 2012, the Audit Committee met eight times. The Audit Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Compensation and Stock Option Committee. The Compensation and Stock Option Committee, or “Compensation Committee,” assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of Delcath’s directors, executive officers, and other key employees and consultants. As further described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee establishes our overall compensation philosophy and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages. The Compensation Committee also administers certain of our employee benefit plans, including its equity incentive plans.

The current members of the Compensation and Stock Option Committee are Roger G. Stoll (Chair), Laura A. Brege and Gabriel Leung, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2012, the Compensation and Stock Option Committee met 12 times. The Compensation and Stock Option Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or “Nominating Committee,” is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The Nominating Committee also recommends the directors to be selected for membership on each Board committee.

The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating and Corporate Governance Committee are Douglas G. Watson (Chair), Laura A. Philips and Roger G. Stoll, each of whom is “independent,” within the meaning of the NASDAQ listing rules. During 2012, the Nominating and Corporate Governance Committee met two times. The Nominating and Corporate Governance Committee has a written charter, which is available on our website; go to www.delcath.com, click on “Investors,” then “Corporate Governance.”

The Nominating Committee, with the assistance of a third-party search firm when it deems necessary, identifies candidates for director nominees. In considering candidates for the Board, the Nominating Committee considers each candidate’s credentials as a whole, including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected. Any such submission should be directed to the Nominating and Corporate Governance Committee at Delcath’s principal office, 810 Seventh Avenue, 35th Floor, New York, New York 10019. If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide Delcath with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in Delcath’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For the 2014 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation. Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating and Corporate Governance Committee. One or more members of the Nominating and Corporate Governance Committee may contact the proposed candidate to request additional information.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019. All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. During 2012, Roger G. Stoll (Chair), Laura A. Brege and Gabriel Leung served as members of our Compensation and Stock Option Committee. None of the members of the Compensation and Stock Option Committee is a current or former officer or employee of Delcath, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2012, none of Delcath’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or our Board of Directors.

Transactions with Related Persons. We have adopted a written policy for the review and approval or ratification of transactions between Delcath and Related Parties. Under the policy, our Nominating and Corporate Governance Committee will review the material facts of proposed transactions involving Delcath in which a Related Party will have a direct or indirect material interest. The Nominating and Corporate Governance Committee will either approve or disapprove Delcath’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Nominating and Corporate Governance Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Nominating and Corporate Governance Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by Delcath, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the Common Stock, or immediate family member of any of such persons.

No related person transactions occurred during 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors divided into three approximately equal classes. Directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. At the Annual Meeting, three Class I directors will be elected to the Board. Harold S. Koplewicz, Laura A. Brege and Tasos G. Konidaris are currently serving as Class I directors, and each has been nominated for re-election to the Board, by our Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF HAROLD S. KOPLEWICZ, LAURA A. BREGE AND TASOS G. KONIDARIS.

Information About Directors and Director Nominees. The following table sets forth certain information about our directors standing for re-election and about our directors whose terms will continue after the Annual Meeting.

Name	Age	Position(s) with Delcath	Director Since
Class I Directors—Nominees to serve as Class I Directors for terms expiring at the 2016 Annual Meeting
Harold S. Koplewicz	60	Chairman of the Board	2006
Laura A. Brege	55	Director	2012	(1)
Tasos G. Konidaris	46	Director	2012	(2)

Class II Directors—Terms expiring at the 2014 Annual Meeting
Eamonn P. Hobbs	54	President, Chief Executive Officer and Director	2008
Douglas G. Watson	68	Director	2010	(3)

Class III Directors—Terms expiring at the 2015 Annual Meeting
Laura A. Philips	55	Director	2007
Roger G. Stoll	70	Director	2008
Gabriel Leung	51	Director	2011

(1)	Ms. Brege’s term as a director commenced July 5, 2012 to fill the vacancy on our Board created by the retirement of Robert Ladd.
(2)	Mr. Kondiaris’ term as a director commenced July 5, 2012 to fill the vacancy on our Board created by an increase in the size of the Board of Directors.
(3)	Mr. Watson’s term as a director commenced July 12, 2010 to fill the vacancy on our Board created by the resignation of Richard L. Taney.

Board Nominees—Class I Directors

Harold S. Koplewicz, M.D. was appointed a director in September 2006 and was appointed Chairman of the Board in February 2007. He is one of the nation’s leading child and adolescent psychiatrists, honored by the American Psychiatric Association, the American Society for Adolescent Psychiatry, and the American Academy of Child & Adolescent Psychiatry. In November 2009, he founded and became the President of the Child Mind

Institute, the nation’s only independent nonprofit dedicated to transforming mental health care for the world’s children. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he was the third person to hold this position since the institution’s founding in 1952. During his tenure, which ended January 2011, he doubled the amount of federal funding for NKI. In 2007, Dr. Koplewicz became the first Vice Dean of External Affairs at the NYU Langone Medical Center. Under his leadership, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIHM Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been Editor-in-Chief of the Journal of Child and Adolescent Pyschopharmacology. He has also served as a member of the of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health and most recently was part of the mental health work group for Vice President Biden’s task force on gun violence. The Nominating and Corporate Governance Committee considered Dr. Koplewicz’s experience and qualifications, in addition to his leadership skills and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should be a nominee for director of Delcath.

Laura A. Brege was appointed a Director in July 2012. She is currently the President and Chief Executive Officer of Nodality, a privately held biotechnology company focused on improving the development and clinical use of therapeutics in cancer and autoimmune disease. She serves on the Board of Directors of Acadia Pharmaceuticals, Inc. and Pacira Pharmaceuticals, Inc. and is on the Board of BayBio, an independent, non-profit trade association serving the life science industry in Northern California. Ms. Brege has over 20 years of executive management experience in the pharmaceutical, biotechnology and venture capital industries. Prior to joining Nodality, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., including Executive Vice President and Chief Operating Officer. While at Onyx, she led multiple functions, including commercialization, strategic planning, corporate development, and medical, scientific and government affairs. Prior to Onyx, Ms. Brege was a General Partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies. Previously Ms. Brege was SVP and Chief Financial Officer at COR Therapeutics, helping build the company from an early stage R&D company through commercial launch of a successful cardiovascular product. Earlier in her career, she served as Chief Financial Officer at Flextronics, Inc. and Treasurer of The Cooper Companies. Ms. Brege earned her undergraduate degrees in economics and political science from Ohio University (Honors Tutorial College) and her MBA degree from the University of Chicago. The Nominating and Corporate Governance Committee considered Ms. Brege’s experience and qualifications, in addition to her executive-level management experience in the pharmaceutical and biotechnology industries, her venture capital experience and her service on the Boards and Board Committees of other private and public companies, as well as the overall composition of the Board, in making the determination that Ms. Brege should be a nominee for director of Delcath.

Tasos G. Konidaris was appointed a Director in July 2012. Mr. Konidaris, currently serves as Senior Vice President and Chief Financial Officer at Ikaria Inc., a company focused on bringing therapeutics to critically ill patients. At the company, Mr. Konidaris leads the finance function, focusing on developing strategies to maximize profitable growth, return of capital to shareholders, and ensuring financial controls and compliance in support of long-term growth strategy. Prior to joining Ikaria Inc., Mr. Konidaris served in several senior positions at Dun & Bradstreet Corporation (D&B), including Senior Vice President and Chief Financial Officer, and Principal Accounting Officer. While at D&B, Mr. Konidaris was instrumental in overseeing the finance function of this $1.7 billion global, publicly traded corporation. Previously, Mr. Konidaris held senior positions at a range of companies, including Group Vice President of the Global Pharmaceutical Group at Schering-Plough Corporation; Vice President of Finance for North America and Global Business Management at Pharmacia Corporation. Prior to his time at Pharmacia, Mr. Konidaris held senior finance management positions at several global pharmaceutical companies including Rhone-Poulenc Rorer, Novartis Corporation, and Bristol-Myers Squibb. Mr. Konidaris received his Master’s in Business Administration from Drexel University. He received his Bachelor of Science with a dual major in mathematics and finance at Gwynedd Mercy College, where he graduated with honors. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his experience in the pharmaceutical industry and his financial and accounting expertise, as well as the overall composition of the Board, in making the determination that Mr. Konidaris should be a nominee for director of Delcath.

Continuing Directors.

Class II Directors—Terms Expiring at the 2014 Annual Meeting

Eamonn P. Hobbs was appointed President and Chief Executive Officer of Delcath in July 2009 and has been a director of Delcath since October 2008. He has over 30 years of experience in the interventional radiology, interventional cardiology and gastroenterology medical device industries. From 1988 until 2009, Mr. Hobbs was Co-founder, President and Chief Executive Officer of AngioDynamics, Inc. In 2004, AngioDynamics was spun off from E-Z-EM, Inc., a healthcare company focused on diagnostic technologies, where Mr. Hobbs served as Senior Vice-President since 1988. Before his involvement with these companies, Mr. Hobbs was the Director of Marketing and Product Development at North American Instrument Corporation (NAMIC), a medical device company later acquired by Boston Scientific. He was the Founder, President and Chief Executive Officer of Hobbs Medical, Inc., a private entity specializing in the design and development of diagnostic and therapeutic accessories for the gastrointestinal and pulmonary markets, and a Product Development Engineer at Cook Incorporated, a leading manufacturer of interventional radiology, interventional cardiology and gastroenterology medical devices. He received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts, Lowell in 1980. In addition, from 2001 to 2006, Mr. Hobbs served as the only industry member of the strategic planning committee of the Society of Interventional Radiology, was elected to and served from 2002 to 2008 on the Board of Directors of the Society of Interventional Radiology Foundation (SIRF) and was awarded an honorary Fellowship in the Society of Interventional Radiology in 2006. Mr. Hobbs currently serves on the Board of the Medical Device Manufacturers Association (MDMA), a trade organization representing the medical device industry. Mr. Hobbs served as Chairman of the MDMA from June 2010 to June 2012. From 2008 to 2010, Mr. Hobbs served on the Board of Sentinelle Medical Inc., a Toronto based private company specializing in MR Imaging Coils and interventional products. In 2010, Sentinelle Medical was acquired by Hologic Incorporated. Mr. Hobbs currently serves on the Board of Directors of Antares Pharma Co. (ATRS: NASDAQ), and is a member of that Board’s audit committee, his service commenced in August 2009. Mr. Hobbs also served on the Board of Directors of AngioDynamics, Inc. (ANGO: NASDAQ) from 1988 to 2009. In 2009, Mr. Hobbs also joined the Board of Directors of Cappella Cardiovascular Innovations, Inc. and was elected Chairman of the Board in 2010. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his public company and medical device experience, together with his knowledge of drug/device combination products and marketing, as well as the overall composition of the Board, in making the determination that Mr. Hobbs should serve as a Director of Delcath.

Douglas G. Watson was appointed as a director in July 2010. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of Ora Sure Technologies, Inc. (OSUR: Nasdaq), and Dendreon Corporation (DNDN: Nasdaq) and previously served on the Boards of BioMimetic Therapeutics, Inc. (BMTI: Nasdaq), Engelhard

Corporation (a former public company), Genta Inc. (GNTA: OTCBB) and Javelin Pharmaceuticals Inc. (a former public company). The Nominating and Corporate Governance Committee considered Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies in determining that Mr. Watson should serve as a director of Delcath.

Class III Directors—Terms Expiring at the 2015 Annual Meeting

Laura A. Philips, Ph.D., MBA was appointed as a director in May 2007. Dr. Philips is currently CEO of WellGen, Inc., an early stage biotech company, where she also serves on the Boards of Directors. She also serves on the Boards of Directors of Boyce Thompson Plant Research Institute, a biological research institute associated with Cornell University; Friends of UNFPA a UN organization that promotes health care and the rights of women around the world, and The POGIL Project, a non-profit organization with an innovative approach to math and science education backed by NSF and used in 1000 colleges and universities. From 2010-2011 Dr. Philips served on the board of directors of China Yongxin Pharmaceuticals (OTCBB:CYXN) a leading retailer, wholesaler and distributor of pharmaceuticals and health and beauty products in Northeastern China. From 2003-06, Dr. Philips was Chief Operating Officer and Chief Financial Officer at NexGenix Pharmaceuticals, a niche pharmaceutical start-up company. Prior to joining NexGenix, she was Vice President at AMDeC, a biomedical research and development consortium in New York. She held a variety of executive positions at Corning, Incorporated, from 1997-2002 including director of product development, strategic planning and business manager. Dr. Philips served in the Clinton Administration both as a Fellow in the White House Office of Science and Technology Policy and as a Presidential Appointee to the position of Senior Policy Advisor to Sec. Ronald Brown in the Dept. of Commerce. She was Congressional Science Fellow and Legislative Advisor for Technology Policy to Sen. Joseph Lieberman in 1994-5. Dr. Philips was on the Faculty of Cornell University in the Dept. of Chemistry from 1987-1993. During 1985 – 1987 she was an NIH Post-Doctoral Fellow at the University of Chicago in the Department of Chemistry. She holds a PhD in Chemistry from the University of California, Berkeley and an MBA from Cornell University. The Nominating and Corporate Governance Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr. Philips should serve as a director of Delcath.

Roger G. Stoll, PH.D. was appointed as a director in December 2008. From 2002 to 2008, he served as Chairman, Chief Executive Officer and President of Cortex Pharmaceuticals, Inc. (CORX:OTCBB), in August 2008 he was appointed Executive Chairman of the Board. He retired from Cortex Pharmaceuticals in August, 2012. From 2001 to 2002, he was a consultant to several east coast venture capital firms and startup ventures. From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment. From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthetic agents and related operating room equipment and devices. He also served on the boards of directors of St. Jude Medical and the BOC Group, plc. From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for the worldwide Diagnostic Business Group. Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division. He began his pharmaceutical career at the Upjohn Company in 1972. Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut, and was a post-doctoral fellow for two years at the University of Michigan. Since 2008, Dr. Stoll has served on the board of directors of Chelsea Therapeutics (CHTP) and is a member of that board’s audit and compensation committees. Dr. Stoll also serves on the School of Pharmacy Advisory Board of the University of Connecticut. The Nominating and Corporate Governance Committee considered Dr. Stoll’s experience and qualifications, in addition to his relevant executive management and operational pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should serve as a director of Delcath.

Gabriel Leung was appointed a director in March 2011. Mr. Leung is a 25+ year veteran of the pharmaceutical and biotechnology industry. Mr. Leung served as President of the Oncology Unit of OSI Pharmaceuticals Inc., from 2005 until mid-2009, and then as President, Pharmaceutical Business, overseeing the oncology and diabetes businesses until its acquisition in 2010; and, prior to his appointment as President, (OSI) Oncology, as its Executive Vice President and President, Oncology Business beginning in 2003. Prior to joining OSI Pharmaceuticals, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation where he was employed from February 1999 to April 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin where he earned his B.S. degree with High Honors. He attended graduate school at the University of Wisconsin-Madison where he earned his M.S. degree in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative founded by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of eliminating cancer as a major public health concern in the United States. Mr. Leung is currently a member of the board of directors of Albany Molecular Research Inc. (AMRI: NASDAQ), and serves on its audit committee and research and development committee. He also serves as Vice Chairman of board of Novocure, a privately held oncology company. The Nominating and Corporate Governance Committee considered Mr. Leung’s commercial achievements in the pharmaceutical and oncology sectors and executive-level management experience in the pharmaceutical industry and his medical expertise in determining that Mr. Leung should serve as a director of Delcath.

Director Compensation—2012. The following table sets forth the compensation awarded to, earned by or paid to each director who served on our Board of Directors in 2012, other than Eamonn P. Hobbs, our Chief Executive Officer and President. Details of Mr. Hobbs’ compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)(3)	Options Awards(2)(3)	All Other Compensation		Total
Harold S. Koplewicz, M.D.	94,500	75,001	—	—		169,501
Laura A. Brege	21,500	—	75,000	—		96,500
Tasos G. Konidaris	23,000	—	75,000	—		98,000
Robert Ladd(4)	32,500	50,000	—	60,000	(5)	142,500
Gabriel Leung	66,500	50,000	—	—		116,500
Laura A. Philips, Ph.D., MBA	70,000	50,000	—	—		120,000
Roger G. Stoll, Ph.D.	70,500	50,000	—	—		120,500
Douglas G. Watson	61,000	50,000	—	—		111,000

(1)	Represents the grant date fair value of each director’s restricted stock awards granted in 2012, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718. The chairman was granted 49,020 shares of restricted stock and each director was granted 32,680 shares of restricted stock at $1.53, the closing price of Delcath’s common stock on June 15, 2012. Subject to continued service as a director (other than in the case of Mr. Ladd, whose restricted stock will vest even though he is no longer a director), the restricted stock vests one year from grant. During the vesting period, directors have all of the rights of a stockholder with respect to the restricted stock, including the right to vote such shares and to receive dividends thereon. Non-vested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.
(2)

Represents the grant date fair value for option awards granted during the fiscal year ended December 31, 2012, computed in accordance with FASB ASC Topic 718. Ms. Brege and Mr. Konidaris were each granted an option to purchase 54,586 shares of common stock at $2.00, the closing price of our common stock on

July 6, 2012. The methodology and assumptions used to calculate the grant date fair value are described in Note 8, “Stockholders’ Equity” of our Form 10-K.
(3)	We caution that the amounts reported for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on Delcath’s stock price and the director’s service on our Board.
(4)	Mr. Ladd retired as a director in July 2012.
(5)	The amount included in the “All Other Compensation” column reflects a consulting fee paid to Mr. Ladd pursuant to a consulting agreement entered into in July 2012.

The Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairmanships, and committee members. In order to determine the Board of Directors compensation framework for 2012, the Compensation Committee reviewed comparative market composite data about director compensation practices of pharmaceutical, medical device and biopharma companies similar to Delcath in their business and development stage, revenues and market capitalization, derived from a peer group of 16 public companies developed by Pearl Meyer & Partners, LLC (“PM&P”), our independent compensation consultant. This peer group was also utilized in the executive competitive analysis used to determine pay decisions for 2012.

The following table summarizes the Board of Directors compensation framework in 2012(1):

	Chairperson Retainer	Member Retainer	Fee per Meeting (in person)		Fee per Meeting (via telephone)
Board of Directors	$65,000	$30,000	$1,000/$2,000	(2)	$500
Audit Committee	$16,000	—	$1,500		$1,500
Compensation Committee	$12,000	—	$1,000		$1,000
Nominating and Corporate Governance Committee	$12,000	—	$1,000		$1,000

(1)	All cash retainers are paid on a quarterly basis.
(2)	The Fee per Meeting is $1,000 for all board members except the Board Chair who receives a $2,000 Fee per Meeting.

In addition, on the date of each annual meeting of stockholders, non-employee directors will be granted shares of restricted stock having a grant date fair value of $50,000 and vest one year from grant, except that our Board Chair will be granted shares of restricted stock having a grant date fair value of $75,000. Newly appointed non-employee directors will be granted options to purchase shares of our common stock having a grant date fair value of $75,000, that vest ratably over three years from grant. The shares of restricted stock and options will be granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

Additionally, we reimburse all non-employee directors for their reasonable out-of-pocket travel expenses incurred in attending meetings of our Board of Directors or any committees of the Board.

Our non-employee directors are also covered by Delcath’s directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require Delcath to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, Delcath’s amended and restated certificate of incorporation and amended and restated bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse Delcath for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information concerning the current executive officers of Delcath.

Name	Age	Office Currently Held
Eamonn P. Hobbs(1)	54	President and Chief Executive Officer
Agustin V. Gago(2)	53	Former Executive Vice President, Global Sales
Peter J. Graham	46	Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources
Krishna Kandarpa, M.D., Ph.D.	62	Executive Vice President, Research and Development and Chief Scientific Officer
David A. McDonald(2)	52	Former Executive Vice President, Business Development
Harold Mapes	53	Executive Vice President, Global Operations
Graham G. Miao	48	Executive Vice President, Chief Financial Officer
John Purpura	51	Executive Vice President, Regulatory Affairs and Quality Assurance
Jennifer Simpson	44	Executive Vice President, Global Head of Business Operations
Barbra C. Keck	35	Vice President, Controller

(1)	Information about Mr. Hobbs is provided under the heading “Information about Directors and Director Nominees—Continuing Directors—Class II Directors—Terms Expiring at the 2014 Annual Meeting.”
(2)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

The following is a brief description of the business experience of the following officers:

Agustin V. Gago joined Delcath in November 2009 and served as our Executive Vice President, Global Sales from March 2012 to April 8, 2013. From November 2009 until March 2012, he served as Executive Vice President, Global Sales and Marketing. Prior to joining Delcath, he was Vice President for International Oncology Surgery Sales at AngioDynamics, Inc., since 2008. From 2002 to 2008, he was Vice President for the Global GI Business Unit at E-Z-EM, Inc., and from 1998 to 2002 he was Vice President of International Operations at E-Z-EM, Inc. Mr. Gago earned his B.S. in Business Management at Hofstra University and diplomas in International and Export Practices at universities overseas.

Peter J. Graham joined Delcath in April 2010 and has been Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources since April 2013. From May 2011 until April 2013 Mr. Graham served as Executive Vice President, General Counsel and Global Human Resources. From April 2010 until May 2011, he served as Executive Vice President, General Counsel. Prior to joining Delcath, he was Vice President, General Counsel and a member of the Executive Committee of ACIST Medical Systems, Inc. from April 2008 to April 2010. Prior to 2008, Mr. Graham spent 11 years at E-Z-EM, Inc. holding various senior level management positions including Senior Vice President, Chief Legal Officer, Global Human Resources and Secretary from 2005 to 2008 and Vice President, General Counsel and Secretary from 2001 until 2005. From 1997 until 2004 Mr. Graham also served as General Counsel and Secretary for AngioDynamics, Inc. then a wholly owned subsidiary of E-Z-EM, Inc. Mr. Graham earned his J.D. at Yeshiva University’s Benjamin N. Cardozo School of Law and his B.A. at the University of Wisconsin-Madison.

Krishna Kandarpa, M.D., Ph.D. joined Delcath in October 2009 and has been Executive Vice President, Research and Development and Chief Scientific Officer since September 2012. From October 2009 until September 2012, he served as Executive Vice President, Research and Development and Chief Medical Officer. Prior to joining Delcath, from 2002 to 2009, he was a tenured Professor and former Chair of the Department of Radiology at the University of Massachusetts Medical School (UMMS) and Radiologist-in-Chief at the University of Massachusetts Memorial Medical Center. Before joining the University of Massachusetts in 2002, he was at the Weill Medical College of Cornell University, where he was a Professor of Radiology and Chief of

Service and Director of the Division of Cardiovascular & Interventional Radiology at The New York Presbyterian Hospital (Cornell). He was also a faculty member at the Harvard-Massachusetts Institute of Technology, Division of Health Sciences and Technology from 1987 to 1998. Before deciding to attend medical school at the University of Miami, Dr. Kandarpa was a Research and Development Engineer at Duracell International Laboratory for Physical Science. He earned a Ph.D. in Engineering Science & Mechanics from Penn State University and a B.S. in Aerospace & Mechanical Engineering from Washington University (St. Louis). Dr. Kandarpa is past-President (1997-2001) and past-Chair (2001-2002) of the Cardiovascular & Interventional Radiology Research and Education Foundation (CIRREF) of the Society of Interventional Radiology (SIR). He completed his final term on the Board of Directors of the Academy of Radiology Research in 2007. Dr. Kandarpa has authored over 50 original peer-reviewed scientific publications, including book chapters and solicited review articles, and is the author/editor of several specialized books, including The Handbook of Interventional Radiologic Procedures, and a textbook entitled Peripheral Vascular Interventions (2008). Dr. Kandarpa is listed in America’s Top Doctors.

David A. McDonald2 was our Executive Vice President, Business Development from September 2011 to April 8, 2013. Mr. McDonald previously served as Delcath’s Chief Financial Officer from September 2009 to September 2011. He was formerly the Senior Vice President of Business Development at AngioDynamics, Inc., where he led the company’s business development activities. Mr. McDonald founded Minneapolis-based Cornerstone Healthcare Advisors LLC in April 2005, which he led until joining AngioDynamics in July 2008. At Cornerstone he provided advisory and consulting services to emerging medical technology companies and their financial sponsors. Prior to 2005, Mr. McDonald was a Managing Director and leader of Medical Technology Investment Banking at RBC Capital Markets. Before his involvement with these companies, Mr. McDonald was a Senior Vice President and Equity Portfolio Manager at Investment Advisers, Inc. as well as a research analyst covering the healthcare industry for more than a dozen years. He received a Bachelor of Arts Degree in Economics from St. Olaf College in Northfield, Minnesota in 1982.

Harold Mapes joined Delcath in May 2011 as Executive Vice President, Global Operations. Prior to joining Delcath, Mr. Mapes was Senior Vice President of Operations at AngioDynamics, Inc., where Mr. Mapes was responsible for global sourcing, inventory, engineering, production, distribution, and operations across four sites employing 300 workers. In his 18 years at AngioDynamics, he also held the positions of Vice President Operations, Director of Operations and Manufacturing Engineering, and Product Development Project Manager. In those roles, he coordinated the strategic corporate planning function, reduced manufacturing costs through implementation of lean manufacturing methods, and improved production performance by focusing on continuous improvement and compliance. Mr. Mapes has also held leadership positions in Operations at Mallinckrodt Medical, Inc. (now Merit Medical), National-Standard Co., and IBM’s Federal Systems Division. Mr. Mapes earned a BS in Mechanical Engineering from Trine University, Angola, Ind., and an MBA from the State University of New York at Albany.

Graham G. Miao joined Delcath as Executive Vice President and Chief Financial Officer in September 2011. He served most recently as Chief of Staff, Global CFO Organization and member of the Financial Leadership Team at Dun & Bradstreet Corporation since 2009 where he worked with CFO and senior management team to drive corporate strategic initiatives and Board deliverables. Previously, Mr. Miao was Executive Vice President & CFO of Pagoda Pharmaceuticals, a Shanghai-based specialty pharmaceuticals and medical device company. Prior to joining Pagoda, Mr. Miao was Vice President of Strategic Planning & Financial Analysis at Symrise Inc., a German supplier of flavoring and fragrance products. In this role Mr. Miao served as division-CFO responsible for driving profitable growth of a $700 million business line. Mr. Miao was also Senior Director for Global Primary Care and Global Medical Affairs at Schering-Plough Corporation, serving as the division-CFO for the company’s $3 billion primary care pharmaceuticals franchise. Prior to his time at Schering-Plough, Mr. Miao was at Pharmacia Corporation, serving as Director-Head of Finance for

[2]	Mr. McDonald was not an executive officer at the end of the last fiscal year. His biography was included pursuant to Regulation S-K, Item 402(a)(3)(iv).

Pharmacia’s $1.3 billion Global Oncology franchise where he led finance teams across marketing, sales, medical affairs, business development, and mergers & acquisitions. Earlier in his career, Mr. Miao worked as a biotechnology analyst at J.P. Morgan and Company. Mr. Miao earned an M.B.A. in finance and a Ph.D. in biological sciences from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biochemistry from Fudan University in Shanghai, China.

John Purpura joined Delcath as Executive Vice President, Regulatory Affairs and Quality Assurance in November 2009. Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009. Prior to E-Z-EM, Inc., Mr. Purpura had an 11 year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007. From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing. He earned his MS in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Jennifer Simpson joined Delcath as Executive Vice President, Global Marketing in March of 2012 and was promoted to Executive Vice President, Global Head of Business Operations on April 8, 2013. From 2011 to 2012, Ms. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly- owned subsidiary of Eli Lilly and Company), where she was responsible for all product commercialization activities and launch preparation for one of the late stage assets. From 2009 to 2011, Ms. Simpson served as the Vice President, Product Champion and from 2008 to 2009 as the Associate Vice President, Product Champion for ImClone’s product Ramucirumab. From 2006 to 2008, Ms. Simpson served as Product Director, Oncology Therapeutics Marketing at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Earlier in her Career, Ms. Simpson spent over a decade as a hematology/oncology-nurse practitioner and educator. Ms. Simpson earned a Ph.D. in Epidemiology from the University of Pittsburgh, an M.S. in Nursing from the University of Rochester, and a B.S. in Nursing from the State University of New York at Buffalo.

Barbra C. Keck joined Delcath as Controller in January 2009 and was promoted to Vice President in October 2009. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her MBA in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation and Stock Option Committee, or “Compensation Committee,” is comprised entirely of independent directors and oversees our executive compensation program and determines all compensation for our Executive Officers. The term “Named Executive Officers” (“NEOs”) refers to those individuals who served as our CEO, our CFO, our next three highest paid executive officers in 2012 and one person for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year as noted below:

Name	Title
Eamonn P. Hobbs	President and Chief Executive Officer
Graham G. Miao	Chief Financial Officer
Agustin V. Gago(1)	Former Executive Vice President, Global Sales
Peter J. Graham	Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources
Krishna Kandarpa	Executive Vice President, Research and Development and Chief Scientific Officer
David A. McDonald(1)	Former Executive Vice President, Business Development

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Executive Summary.

Performance Highlights of 2012. Our proprietary technology is designed to administer high-dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. Our ultimate goal is to successfully market the Delcath system both within and outside the United States. While we did not achieve all of our goals in 2012 and were disappointed in our total shareholder return, our accomplishments in 2012 were still significant due to the individual and collective efforts of our executive management team and we believe we made great strides in moving the Company forward in 2012 and the early part of 2013. The following are key highlights of the Company’s 2012 achievements, including:

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we raised approximately $48 million in aggregate funds and established an “at-the-market” sales program to finance general corporate purposes, including, but not limited to, obtaining regulatory approvals, research and development, commercialization of our products, funding of our clinical trials, capital expenditures and working capital;

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we successfully submitted our New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) on August 15, 2012 and our NDA was accepted for substantive review by the FDA on October 15, 2012. The FDA has assigned a revised PDUFA goal date of September 13, 2013;

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we obtained the right to affix the CE Mark to the Generation Two filter for the Delcath Hepatic CHEMOSAT System for Melphalan (CHEMOSAT System for Melphalan) which allows us to market and sell the system in the European Economic Area, or “EEA”;

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we satisfied all of the requirements to affix the CE Mark to the Hepatic CHEMOSAT Delivery System device for intra-hepatic arterial delivery and extracorporeal filtration of doxorubicin hydrochloride injection (CHEMOSAT System for Doxorubicin);

•	we treated our first patients in Europe with the CHEMOSAT System for Melphalan;

•	we recorded our first revenue in Delcath’s history;

•	we executed a contract for Medical Science Liasons (“MSL”) services in the EU to support our European launch efforts;

•	we executed initial launch and training agreements with fourteen leading cancer centers in Europe and activated eight of these centers; and

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we continued to further strengthen our executive management team by hiring additional highly skilled, exceptionally experienced executives poised to lead Delcath from the development stage to commercial operations.

2012 Say-on-Pay Vote. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s 2012 Annual Meeting of Shareholders, approximately 51.8% of our shareholders voted in favor of our say-on-pay proposal. While we received a majority of our support from our shareholders who voted, we were disappointed with the vote result, which was well below our 78.4% favorable vote in 2011. We value the opinions of our shareholders and the Compensation Committee takes the response of the shareholders seriously as it evaluates executive compensation. As a result, during fiscal 2012, we spoke with certain of our major shareholders and proxy advisory firms (e.g. Institutional Shareholder Services, etc.) to gather feedback. Additionally, the Compensation Committee obtained feedback, advice, and recommendations on compensation best practices from its independent external compensation consultant, PM&P.

Pay Decision Highlights for 2013. Although we achieved many accomplishments during 2012 as summarized previously, we unfortunately did not achieve all our objectives and were disappointed in our total shareholder return, which was impacted substantially over the past year. As a result of both our performance in 2012 as well as the feedback gathered in response to our say-on-pay vote, the Compensation Committee made the following decisions related to our compensation plans for fiscal 2013:

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No merit increases were granted for 2013. However, the Committee may review base salaries for our executive officers after the FDA’s decision regarding the approval of the Company’s NDA and determine whether shareholder value was increased sufficiently to warrant any adjustment to base salaries but only if the NDA is approved.

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Only granted the stock option portion of the 2013 long-term incentive award to all eligible employees including our Named Executive Officers using the same number of stock option awards as was granted in 2012. These awards have no value to our employees or executives until the stock price increases above the grant price, and they serve as a retention tool to help retain our employees. No restricted stock grants (historically, 75% stock options and 25% restricted stock) were awarded for 2013. However, the Committee may review the restricted stock portion of the annual long-term incentive program for 2013 for our executive officers after the FDA’s decision regarding the approval of the Company’s NDA and determine whether shareholder value was increased sufficiently to warrant any award of restricted stock but only if the NDA is approved.

•	All employees, including our executives, currently hold a significant number of underwater options (i.e. exercise price is higher than the current stock price).

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Based on a comprehensive review of our achievement on four corporate performance objectives, the Committee determined that 53% of the target opportunity for the corporate performance portion of the annual incentive plan was earned in 2012. Overall, actual 2012 incentives (paid in 2013) were well below target levels for all executives and employees.

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In addition, the Compensation Committee, with assistance of PM&P, conducted a comprehensive and holistic review of our executive compensation programs, including potentially introducing a performance-based long-term incentive instrument. The Compensation Committee and management are currently in the process of developing plans to adopt performance metrics for the LTIP.

Executive Compensation Philosophy. Our Compensation Committee is responsible for formulating and establishing our overall compensation philosophy with respect to our executive officers. The Company believes that a strong executive management team comprised of talented individuals in key positions at the Company is critical to the development and growth of our business and to increasing stockholder value. Accordingly, a key objective of executive compensation is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with Delcath’s business objectives, goals and culture. In furtherance of these objectives, we provide a competitive total compensation program for our executive officers that fairly compensates our executives and emphasizes pay-for-performance by linking executive compensation to individual performance and Company performance, while maintaining a balance among base salary, annual incentive cash bonuses and long-term equity incentive awards to mitigate risk-taking at the expense of Delcath and its stockholders. For each executive, the amount of pay that is actually realized is primarily driven by Delcath’s performance and each executive’s personal contribution to that performance.

Our executive compensation decisions are based on the following fundamental philosophies and objectives of our Compensation Committee:

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compensation should be based on an individual’s level of responsibility, individual performance and company performance. As employees progress to more senior positions, their compensation should be increasingly linked to Company performance because they are more able to affect our results;

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compensation should reflect the value of the position in the marketplace. To attract, motivate and retain skilled and experienced executives in the highly competitive and dynamic medical device/ pharmaceutical industries, we must offer a competitive compensation package;

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compensation should reward good performance, and our programs are designed to align pay-for-performance. We reward outstanding individual and Company performance with appropriate compensation and provide less compensation when Company or individual objectives are not achieved;

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compensation programs should align the interests of our executive officers with those of our stockholders by evaluating and rewarding our executives’ performance based on key financial and non-financial measurements that are critical to our success and increasing stockholder value; and

•	compensation programs should motivate executives to manage our business to meet our short- and long-term objectives, by rewarding them for meeting these objectives.

Executive Compensation Program. Our Compensation Committee uses formal policies and processes to evaluate and assess the compensation of our executive officers. These policies and processes are reflected in compensation decisions for 2012 and for 2013 and signify our Compensation Committee’s commitment to align executive compensation with the business objectives and performance of the Company. We reward our executive officers in a manner that supports a philosophy of pay-for-performance while maintaining an overall level of compensation that is competitive with the compensation paid to similarly situated executive officers in the medical device/pharmaceutical industries; we call this our “Total Rewards Program.” Our Compensation Committee used or will use the following compensation components, processes and programs to review, assess and establish executive compensation:

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Compensation Components. The three primary components of executive compensation are base salary, annual incentive cash awards and long-term equity incentive awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and Company performance. These components are designed to drive effective employee performance. The Company competes with biotechnology, pharmaceutical and medical device companies in order to attract and retain its employee base and thus needs to ensure that key personnel are remunerated competitively.

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Base Salary. We pay our executive officers a base salary, which our Compensation Committee reviews and determines annually. Base salaries are used to compensate our executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salaries are set in part based on the executive’s unique skills, experience and expected contribution to the Company, as well as individual performance, including the impact of such performance on our business results, and the period of the executive’s performance.

Decisions regarding base salary increases take into account, the executive’s current base salary, third-party benchmark and survey data, and the salary compensation paid to executive officers within and outside the Company, as well as the Company’s overall performance and its success in achieving its operational and strategic goals and objectives, and the executive officer’s contribution to Company performance. No merit increases were awarded for 2013. However, the Compensation Committee may, in its sole discretion, review base salaries for our executive officers after the FDA’s decision regarding the approval of the Company’s NDA and determine whether shareholder value was increased sufficiently to warrant any adjustment to base salaries but only if the NDA is approved.

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Annual Incentive Cash Awards. Annual incentive compensation is intended to establish a direct correlation between annual cash awards and the performance of the Company. The Company’s Annual Incentive Plan, or “AIP,” is an annual incentive cash bonus plan designed to align the interests of participants with the interests of the Company and its stockholders. The AIP is designed to strengthen the link between a participant’s pay and his or her overall performance and the Company’s performance, focus participants on critical individual and corporate objectives, offer a competitive cash incentive, and encourage and reward performance and competencies critical to the Company’s success. The Compensation Committee’s assessment of the achievement of objectives for 2012 and the corresponding payout to each of our Named Executive Officer’s under the AIP is discussed beginning on page 28.

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Long-Term Incentive Compensation. In addition to using base salaries and annual incentive cash bonuses, which our Compensation Committee views as short-term compensation, to reward our executive officers for meeting Company and individual performance objectives, a portion of our executive compensation is in the form of long-term equity compensation. Long-term incentive compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders. Our Long-Term Incentive Plan, or “LTIP” is an annual equity-based incentive plan designed to align participants’ interests with those of the Company and its stockholders by rewarding participants for their contributions to the long-term success of the Company. The LTIP is designed to incentivize Company leaders to focus on the long-term performance of the Company, offer participants competitive, market-based long-term incentive award opportunities, and strengthens the link between a participant’s compensation and his or her overall performance and the Company’s overall performance. We believe the LTIP will further assist us in achieving an appropriate balance between our long- and short-term performance as well as between the achievement of annual operating objectives and long-term delivery of stockholder return by providing compensation commensurate with overall delivery of Company performance.

Historically, long-term equity awards made to executives have been in the form of stock options and restricted stock awards because the Compensation Committee believes that a combination of stock options and restricted stock directly align with stockholder interests. However, for 2013, only stock option grants were awarded under the Company’s LTIP using the same number of stock option awards as was granted in 2012. These awards have no value to our employees or executives until the stock price increases, and they serve as a retention tool to help retain our employees. The Compensation Committee recognized that the submission of the Company’s NDA was a significant task for a company the size of Delcath, and acceptance by the FDA of the Company’s NDA merited some recognition. Additionally, to help ensure the continued motivation and retention of key personnel to support the significant ongoing activities associated with both the upcoming Oncology Division Advisory Panel (“ODAC”) meeting and the ongoing work associated with the FDA’s review of the Company’s NDA, the Compensation Committee determined that stock options should be awarded. No grants of restricted stock were awarded for 2013 under the LTIP. As previously discussed, the Compensation Committee may consider grants of restricted stock in the event the Company’s NDA is approved but only if the Committee determines that shareholder value was increased sufficiently to warrant any award. For executive officers, the Compensation Committee determines the number of options and restricted shares to grant based on its consideration of awards to executives in similar positions at similarly situated companies, and in keeping with the Company’s objective of offering a competitive total compensation value. Stock option and restricted stock grants generally are made to each named executive officer upon his or her joining the Company with additional grants being made annually as determined by the Compensation Committee. Equity incentive awards are granted pursuant to Delcath’s 2009 Stock Incentive Plan, as amended (the “2009 Plan”).

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Target Compensation. Using market composite data our Compensation Committee strives to achieve an appropriate balance among base salary, annual incentive cash bonuses and long-term equity incentive awards in order to meet our compensation objectives, and target to set total executive compensation around the market median of the executive compensation comparison group. In making executive compensation decisions, including establishing a balance between short- and long-term compensation our Compensation Committee will consider, among other things, individual performance, experience, past compensation levels of each of our named executives, existing levels of equity ownership, and general trends in executive compensation.

Interface of Executive Officers with Compensation Committee in Determining Compensation.

The Compensation Committee, based on input from the Company’s Chief Executive Officer, determines the compensation of our executive officers. Our CEO assists the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO). The final decisions regarding the compensation for the named executive officers is then independently assessed and approved by the Compensation Committee at executive session meetings without the presence of management before any compensation awards are granted. Other than completing a self-evaluation performance review, and submitting it to the Compensation Committee, the CEO does not participate in the formulation or discussion of his compensation. All decisions related to the compensation of the CEO require approval of the full Board of Directors after recommendations are made by the Compensation Committee.

Each year the Compensation Committee, along with the entire Board of Directors, establishes the corporate performance objectives. These objectives become the CEO’s performance objectives and are used to evaluate his individual performance relative to Company performance, and further ensuring that individual performance objectives are established for our other executive officers, and are aligned with and are consistent with the individual objectives for our CEO and the Company objectives. For purposes of 2012 executive compensation decisions, the Compensation Committee independently evaluated all the business objectives that were established for 2012, individual performance versus stated objectives, and overall Company performance in making its executive compensation recommendations. Based on this review, the Compensation Committee determined that only 53% of the target opportunity for the corporate performance portion of the annual incentive plan was earned in 2012. Since the CEO’s objectives are the same as the corporate objectives, the CEO received a bonus award equal to 53% of his target opportunity. While individual performances varied for the other executive officers, executive officers received a payout in the range of 50% to 62% of their target opportunity.

Role of Compensation Consultants.

The Compensation Committee retained PM&P as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and setting executive officers’ compensation. PM&P reports directly to the Compensation Committee, and PM&P is not permitted to perform services for management unless approved by the Compensation Committee. Throughout 2012, PM&P reviewed executive compensation trends and new (and proposed) executive compensation regulations and reporting requirements with the Compensation Committee. Additionally, PM&P provided competitive market information in order to benchmark the compensation package for new executive officers. Representatives of PM&P attended many of the regularly scheduled meetings of the Compensation Committee, as well as all of the preparatory meetings with the Compensation Committee Chair, and attended selected Compensation Committee executive sessions as requested. PM&P also assisted with various ad hoc projects upon the request of the Committee.

Inputs to Committee Decision Making.

Performance Evaluation Process. Delcath utilizes a formal annual performance review program to evaluate our executives’ competencies as well as individual performance objectives. The competencies in the program include: commitment to quality, integrity & ethics, results oriented, teamwork, dependability, job knowledge and productivity. Each executive performs a self-evaluation and also is rated by the CEO on his or her competencies at year end and a final average total rating is calculated. Individual performance objectives, which are set at the beginning of the year, while specific to each executive officer based on his or her role and area of focus, are linked to the Company’s overall performance and attainment of Company objectives. Following completion of the performance year, the CEO submits performance evaluations and recommendations for each executive to the Compensation Committee, and the Committee assesses the individual performance objectives of our executive officers including the CEO. The information gathered as part of this evaluation process was used by our Compensation Committee to assist it in making compensation decisions related to 2012 base salary adjustments and incentives awards (both short- and long-term).

Peer Group Review. The Compensation Committee, with the assistance of PM&P, reviews the peer group on an annual basis. Due to the unique nature of the Company’s business, we continually face challenges as we strive to develop the most appropriate mix of companies to comprise our peer group. The challenges we face include, but are not limited to, the following:

•	We are an early commercial stage company with limited revenues (<$0.5M in 2012). As a result, a typical revenue range for peer selection purposes is more challenging due to our size.

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We are a medical device company and specialty pharmaceutical company (initially focusing on cancers in the liver). Our proprietary technology is designed to administer high-dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. While our CHEMOSAT System for Melphalan is classified as a class IIb medical device in Europe, in the United States, we are considered a drug device combination product and must seek FDA approval under a 505(b)(2) new drug application. Therefore, we have to recruit executive talent with background and skill sets from both industries, and who have experience in both device and drug development from larger, more established companies.

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There are very few peers across the medical device and pharmaceutical industries with a similar combination product which is considered a drug in certain regions and classified as a device in other regions, so exact peers for us are difficult to identify.

Ultimately, the Compensation Committee considered each of the above challenges as well as the following selection criteria to redesign the 2012 peer group:

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We focused on companies with industry/product similarity—Drug Delivery Systems/Medical Device companies with a focus on cancer/oncology and Pharmaceuticals/Biopharmaceuticals/Biotherapeutics companies with a cancer focused drug. As a result, multiple GICS sub-industries were reviewed and considered.

•	We used a range of revenue from $0 – $100M to develop a pool of potential firms to consider.

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We then narrowed the pool of potential companies based on market capitalization and other secondary factors (R&D expenses, number of employees, further test of business model and product similarity, etc.).

The Committee believes this current peer group represents a reasonable mix of companies to appropriately address the concerns presented above and reflects the size and business model of our Company. For 2012, the peer group included the following companies (with an actual revenue range of $0 – $84M):

Company	Industry(1)	Revenue(2)	Market Capitalization(3)
Antares Pharma Inc	Health Care Supplies	$21	$407
ArQule Inc	Biotechnology	$49	$156
Array Biopharma Inc	Biotechnology	$79	$392
Cell Therapeutics Inc	Biotechnology	$0	$78
Celsion Corporation	Biotechnology	$0	$143
Curis Inc	Biotechnology	$29	$303
Durect Corporation	Pharmaceuticals	$63	$120
Geron Corporation	Biotechnology	$2	$175
Mannkind Corporation	Biotechnology	$0	$377
Navidea Biopharmaceuticals Inc	Health Care Equipment	$0	$271
Oncogenex Pharmaceuticals Inc	Biotechnology	$6	$181
pSivida Corporation	Life Sciences Tools & Services	$4	$32
Sunesis Pharmaceuticals Inc	Biotechnology	$3	$203
Theragenics Corporation	Health Care Equipment	$84	$53
Unilife Corporation	Health Care Supplies	$6	$209
Ziopharm Oncology Inc	Biotechnology	$1	$375
Median	—	$5	$192
Delcath Systems Inc	Health Care Equipment	$0	$110

(1)	Reflects the sub-industry as defined under Global Industry Classification Standard.
(2)	Data from S&P’s Research Insight database, as of most recent quarter end at the time the analysis was completed (October 2012).
(3)	Data from S&P’s Research Insight database, as of most recent month end at the time the analysis was completed (October 2012).

Benchmark Analyses. The Compensation Committee, with assistance of PM&P, reviews our executive officers’ base salaries and overall compensation packages annually. Under the direction of the Committee, PM&P conducted an annual assessment of executive compensation using our peer group and independent broad-based survey source. The analysis includes a review of total target compensation for each executive officer as well as for each component of compensation, relative to executives in comparable positions or with comparable roles. The Committee also utilizes independent third party compensation data provided by Radford as an additional guideline for compensation decisions.

The Compensation Committee generally targets around the median percentile range of the competitive market for the various elements of compensation, yet individual executives may be paid above or below this point depending upon, among other factors, the skills and experience, tenure in the position, overall individual performance and additional responsibilities of the executive. In addition to evaluating the peer group data, the Compensation Committee surveys the database from a broader pharmaceutical, medical device and biopharma industry perspective in order to ensure that the peer group falls with the ranges of the broader surveys. Overall, the Compensation Committee attempts to maintain individual compensation within competitive ranges, with some exceptions based on prior experience and compensation history for each individual.

2012 Executive Compensation.

Pay Mix. The following charts show the mix of total direct compensation actually earned by our CEO and the average of that actually earned by our other NEOs for 2012:

Base Salary. The Market Composite Data indicated that the 2011 base salaries of our executive officers ranged between <25th and 75th percentiles of the executive compensation comparison group. Based on the Market Composite Data, the Compensation Committee decided last year to increase the base salaries of our named executive officers for 2012, with merit increases ranging from between 1.7% and 3.9% for the NEOs.

As discussed previously, an update to the executive competitive assessment was conducted in late 2012 and the analysis was used to make pay decisions for 2013. Similar to the results in 2011, the competitive positioning regarding to base salaries for our executive officers ranged between < 25th and 75th percentiles. For 2013, the Committee decided to defer base salary increase review until after getting the FDA’s decision regarding our NDA submission. The Committee may review base salaries for our executive officers again at that time, assuming FDA approval of the Company’s NDA and determine whether the shareholder value is increased sufficiently to warrant any adjustment to base salaries.

The following table summarizes the amount of base salary and year-over-year increase for each of our named executive officers for 2012 and 2013.

Position	Executive	Hire Date	2011 Base Salary	Percent Increase in 2012	2012 Base Salary	Percent Increase in 2013	2013 Base Salary
Chief Executive Officer	Hobbs	7/06/09	$468,000	3.6%	$485,000	0%	$485,000
Chief Financial Officer	Miao	9/26/11	$325,000	1.7%	$330,362	0%	$330,362
Former Executive Vice President, Global Sales(1)(2)	Gago	11/02/09	$292,125	6.9%	$312,203	0%	$312,203
Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources(3)	Graham	4/20/10	$313,100	5.4%	$330,154	0%	$330,154
Executive Vice President, Research & Development and Chief Scientific Officer	Kandarpa	10/20/09	$386,625	3.0%	$398,224	0%	$398,224
Former Executive Vice President, Business Development(1)	McDonald	9/14/09	$333,125	3.0%	$343,119	0%	$343,119

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

(2)	Mr. Gago received a 3.5% merit adjustment and a 3.4% market adjustment in 2012 to align his salary closer to the 50th percentile of the market.
(3)	Mr. Graham received a 3.9% merit adjustment and a 1.6% market adjustment in 2012 to align his salary closer to the 50th percentile of the market.

Annual Incentive Plan. Under the AIP, annual incentive award opportunities are expressed as a percentage of a participant’s actual base salary for the performance year, beginning January 1. If earned, AIP awards will generally be paid on or before March 15 of the immediately following fiscal year. For 2012, actual awards range from 0% to a maximum of 100% of the total award opportunity and are measured against the achievement of corporate financial and non-financial performance objectives as well as individual performance goals and objectives. The corporate performance objectives are established at the beginning of the performance year by the Company’s Board of Directors or the Compensation Committee. The President and Chief Executive Officer’s individual performance goals and objectives are the same as the corporate performance objectives, while the individual performance goals for the CEO’s direct reports are recommended by the CEO and approved by the Compensation Committee. The weights assigned to Company and individual performance components vary by level of a participant’s position in the Company. For the CEO, 100% of his incentive is tied to corporate performance. For the remaining named executive officers, 75% is assigned to corporate performance and 25% to individual performance

The maximum total payout under the AIP is equal to a percentage of the Company’s operating profit (operating profit/(loss) defined as before the cost of the AIP is deducted) as determined by the Committee; and, in the event total AIP award payouts would exceed the annual percentage limitation of the Company’s operating profit/(loss), all bonus payments will be reduced so as not to exceed the annual percentage limitation. Moreover, no AIP awards will be paid to a participant under the AIP if the participant is placed on a performance enhancement plan.

The table below summarizes our named executive officers’ annual target incentive cash award opportunities for 2012 and 2013 under the AIP:

Position	Executive	2012 and 2013 Target AIP Opportunities (as % of Base Salary
Chief Executive Officer	Hobbs	50%
Chief Financial Officer	Miao	40%
Former Executive Vice President, Global Sales(1)	Gago	40%
Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources	Graham	40%
Executive Vice President, Research and Development and Chief Scientific Officer	Kandarpa	40%
Former Executive Vice President, Business Development(1)	McDonald	40%

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Corporate performance in 2012 was measured based upon achievement of corporate objectives in the following areas: (1) Regulatory; (2) Capital; (3) Sales; and (4) Research and Development and Manufacturing. The table below summarizes the corporate performance in 2012, the assigned weighting and the actual achievement for each area:

Performance Measure	Weighting	Summary of Target Goals	Actual Performance	Percentage Earned (as % of Target Goals)
Sales	20%	• Achieve budget sales for 2012 of $5.5 million • Train at least eight (8) oncology centers in Europe	• Although eight (8) oncology centers were trained, sales were de-minimus and significantly below the 2012 budget and the Committee decided that overall this target was not achieved	0%

Domestic Regulatory	35%	• Obtain a positive ODAC panel response or FDA approval of NDA filing by February 2013	• We successfully submitted our NDA to the FDA on August 15, 2012 and our NDA was accepted for substantive review by the FDA on October 15, 2012. The FDA has assigned a revised PDUFA goal date of September 13, 2013. Although we did not achieve this specific objective the Committee chose to give partial payout to reflect the very substantial efforts required to re-file the NDA filing and receive acceptance	31%

Capital	30%	• Raise appropriate capital necessary to support ongoing business operations	• Raised $48 million in aggregate funds	90%

Research and Development and Manufacturing	15%	• Launch Generation 2 filter for CHEMOSAT System for Melphalan by end of Q2 • Obtain CE Mark for the CHEMOSAT System for Doxorubicin by end of 2012	• All goals were achieved	100%

Total Percentage Earned (as a % of Target Goals)				53%

Eamonn Hobbs, President and Chief Executive Officer

Based upon the overall achievement of the Corporate objectives, the Committee approved an incentive award equal to 53% of the target opportunity for the CEO.

Incentive awards for the other executive officers in 2012 were based 75% on corporate performance and 25% on individual performance. As discussed previously, 53% of the corporate objectives were achieved in 2012. However, the incentive awards made to the other executive officers also recognized the following individual achievements:

Graham Miao, Chief Financial Officer

•	Implemented cost effective measures to reduce quarterly cash burn in the 4th quarter to between $9 million and $12 million;

•	Raised approximately $48 million to support Delcath’s business and operational needs;

•	Enhanced financial and accounting capabilities within the organization and implemented a new financial reporting, forecasting and budgeting system by the end of 2012; and

•	Developed and implemented a long term global tax efficient strategy.

Agustin Gago, Former Executive Vice President, Global Sales

•	Supported the initial launch of the Generation 2 filter for the CHEMOSAT System for melphalan in Europe;

•	Successfully identified and entered into agreements with third party distributors for Italy and Spain;

•	Developed a European site activation and commercialization plan and activated eight key oncology centers in Europe; and

•	Identified, selected and retained a 3rd party to provide medical science liaison support in Europe and implemented the same.

Peter Graham, Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources

•	Developed and implemented a long term global tax efficient strategy and implemented a strategy to support the commercialization efforts in the European markets;

•	Provided the necessary legal support to successfully raise $48 million to support Delcath’s ongoing business; and

•	Developed and implemented the necessary employment documentation and benefit programs to support the hiring of the required staff in Europe.

Krishna Kandarpa, Executive Vice President, Research and Development and Chief Scientific Officer

•	Supported the NDA preparation and filing activities which culminated in the acceptance of the Company’s NDA on October 15, 2012;

•	Oversaw the successful development and launch of the Gen 2 filter for the CHEMOSAT System for Melphalan in Europe and the CE Mark for the CHEMOSAT System for Doxorubicin;

•	Filing of multiple new patent applications to increase Delcath’s intellectual property; and

•	Ensured the Research and Development departments were successful in completing projects on time and provided essential medical and clinical support to activate oncology centers in Europe.

David A. McDonald, Former Executive Vice President, Business Development

•	Raised approximately $48 million to support Delcath’s business and operational needs and continued efforts to identify strategic partners in Asia.

The following table summarizes the actual 2012 incentive awards paid to each of the NEOs based upon overall performance achievements.

Position	Executive	Total Incentive Bonus Opportunity		2012 Incentive Award Earned
		% of Base Salary	Dollars ($)	% of Base Salary	Dollars ($)
President & CEO	Hobbs	50.0%	$242,500	26.5%	$128,525
Chief Financial Officer	Miao	40.0%	$132,145	22.0%	$72,515
Former Executive Vice President, Global Sales(1)	Gago	40.0%	$124,881	20.2%	$62,909
Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources	Graham	40.0%	$132,062	22.4%	$73,955
Executive Vice President, Research and Development and Chief Scientific Officer	Kandarpa	40.0%	$159,290	21.0%	$83,567
Former Executive Vice President, Business Development(1)	McDonald	40.0%	$137,248	17.5%	$59,960

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

•

Long Term Incentive Plan. In 2010, the Compensation Committee worked with PM&P to develop a formal long-term incentive grant strategy, and in the fourth quarter of 2010, the Compensation Committee adopted the Long Term Incentive Plan, or “LTIP.” The LTIP is administered by the Compensation Committee; the Compensation Committee intends to grant awards under the LTIP in the first quarter of each year. The current strategy under the LTIP is to align the number of shares awarded subject to long-term equity incentive grants, with the number of shares needed to deliver a competitive value targeted at the 50th percentile of the executive compensation comparison group. Current long-term incentive market data for our executives was collected as part of compensation competitive assessments completed in December 2011 (used to determine 2012 awards). Using market composite data, PM&P assisted the Company in developing long-term equity incentive guidelines that focus on providing our executive officers with a mix of long-term equity incentive award opportunities targeted at the 50th percentile of the executive compensation comparison group. These guidelines were updated based on the current compensation comparison group levels, and the Compensation Committee uses these guidelines to determine long-term equity incentive awards for our named executive officers based upon a holistic assessment of Company and individual performance for the prior year. For 2013, only the stock option portion of the 2013 long-term incentive awards were granted to all eligible employees including our Named Executive Officers at the same number as was granted in 2012. No restricted stock grants (historically, 75% stock options and 25% restricted stock) were awarded for 2013. However, the Committee may review the restricted stock portion of the annual long-term incentive program for 2013 for our executive officers after the FDA’s decision regarding the approval of the Company’s NDA and determine whether shareholder value was increased sufficiently to warrant any award of restricted stock, but only if the NDA is approved. In addition, the Compensation Committee, with assistance of PM&P, conducted a comprehensive and holistic review of our executive compensation programs, including potentially introducing a performance-based long-term incentive instrument. The Compensation Committee and management are currently in the process of developing plans to adopt performance metrics for the LTIP.

The table below summarizes our 2012 and 2013 long-term equity awards to our named executive officers:

Position	Executive	2012			2013
		Stock Option Awards	Restricted Stock Awards	Total Award Value(1)	Stock Option Awards	Restricted Stock Awards	Total Award Value(2)
Chief Executive Officer	Hobbs	135,000	30,000	$540,611	135,000	—	215,464
Chief Financial Officer	Miao	40,000	9,000	$165,932	40,000	—	63,841
Former Executive Vice President, Global Sales(3)	Gago	40,000	9,000	$165,932	40,000	—	63,841
Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources	Graham	40,000	9,000	$165,932	40,000	—	63,841
Executive Vice President, Research and Development and Chief Medical Officer	Kandarpa	40,000	9,000	$165,932	40,000	—	63,841
Former Executive Vice President, Business Development(3)	McDonald	40,000	9,000	$165,932	40,000	—	63,841

(1)	Reflects the ASC Topic 718 Black-Scholes value of stock options plus the fair market value of restricted stock based upon grant/exercise price of $4.45 for the Chief Executive Officer and $4.60 for all other NEOs, as determined based on their respective grant dates.
(2)	Reflects the ASC Topic 718 Black-Scholes value of stock options based upon grant/exercise price of $2.13, the closing price of Delcath’s common stock on March 11, 2013.
(3)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Other Components or Features of 2012 Executive Compensation

Employment Agreements. We have entered into employment agreements or offer letters with the Chief Executive Officer, Chief Financial Officer, Executive Vice President, Research and Development and Chief Medical Officer and the Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources. A summary of certain material terms of those agreements is set forth below under “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Additional Benefits; 401(k) Plan. All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement. The Company does not provide matching contributions.

Other Compensation. As an early commercial stage company, the Company does not have pension or deferred compensation plans or arrangements.

Change of Control Provisions. The restricted stock awards and stock options granted to our named executive officers are subject to immediate vesting in the event of a “Change of Control,” as defined in the 2009 Plan and/or Delcath’s 2004 Stock Incentive Plan. There are no other change of control agreements or arrangements currently in effect for the named executive officers.

Prohibition on Hedging and Pledging. Pursuant to the Company’s insider trading policy, the Company prohibits any director, officer or other employee from hedging or pledging Company securities.3

[3]	Prior to the Company’s adoption of the new insider trading policy prohibiting pledging, Mr. McDonald pledged 8,206 shares of common stock as security.

Clawback Policy. We have not yet adopted a formal clawback policy because we await the issuance of clarifying regulations by the SEC regarding required elements of any such clawback policy. As required by section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to adopt a clawback policy upon issuance by the SEC of final rules regarding clawbacks.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the four other highest paid executive officers, excluding performance-based compensation. It is the Company’s intention that any stock options and performance-based awards granted under the 2009 Plan will qualify as performance-based awards under Section 162(m).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Roger G. Stoll, Chair

Gabriel Leung

Laura A. Brege

Summary Compensation Table. The following table sets forth the total compensation awarded to, earned by or paid to: (i) our chief executive officer, (ii) our chief financial officer, (iii) our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2012 and whose total compensation exceeded $100,000 and (iv) one person for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Eamonn P. Hobbs President, Chief Executive Officer and Director(2)	2012	485,000	—	133,500	407,111	128,525		—	1,154,136
	2011	468,000	—	160,500	531,540	176,000		—	1,336,040
	2010	435,417	—	—	177,767	102,650	(3)	—	715,834

Graham G. Miao Chief Financial Officer(4)	2012	330,362	—	41,400	124,532	72,515		56,014	624,823
	2011	85,702	100,000	92,250	242,038	27,044		14,883	561,917

Agustin V. Gago Former Executive Vice President, Global Sales(5)	2012	312,203	—	41,400	124,532	62,909		—	541,044
	2011	292,125	—	38,520	119,065	87,007		—	536,717
	2010	285,000	—	—	—	39,900		—	324,900

Peter J. Graham Executive Vice President, General Counsel, Chief Compliance Officer and Global Human Resources(6)	2012	330,154	—	41,400	124,532	73,955		—	570,041
	2011	313,000	—	38,520	119,065	96,472		—	567,057
	2010	189,205	—	—	383,848	64,800		—	637,853

Krishna Kandarpa, M.D., Ph.D. Executive Vice President, Research and Development, and Chief Medical Officer(7)	2012	398,224	—	41,400	124,532	83,567		—	647,723
	2011	386,625	—	—	—	119,699		—	506,324
	2010	375,000	—	—	342,292	53,550		—	770,842

David A. McDonald Former Executive Vice President, Business Development(8)	2012	343,119	—	41,400	124,532	59,960		7,800	576,811
	2011	333,125	—	41,730	127,570	97,646		66,625	666,696
	2010	325,000	—	—	—	67,470		—	392,470

(1)	The amounts included in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value of restricted stock awards and the aggregate grant date fair value of options granted to our named executive officers, calculated in accordance FASB ASC Topic 718, excluding the impact of forfeitures. We caution that the amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Delcath’s stock price and the named executive officer’s continued employment. The methodology and assumptions used to calculate the grant date fair value are described in Note 8, “Stockholders’ Equity” of our Form 10-K.
(2)	Mr. Hobbs’ base salary for 2010 was $425,000, from January—July 2010, and $450,000 from August 2010—December 31, 2010. Mr. Hobbs’ service as President and CEO began on July 6, 2009.
(3)	In an effort to align the timing of our Chief Executive Officer’s annual performance review with those of our other named executive officers, the Compensation Committee evaluated and awarded our Chief Executive Officer an interim incentive cash bonus for his performance during the first 6-months of 2010—$27,500; thereafter, new performance objectives were set for the balance of 2010, of which he achieved 84% of target, however, his actual bonus paid for the second-half of 2010 was $75,150 (bonus earned ($93,938), reduced by 20%). As a result, the total incentive cash bonus paid to Mr. Hobbs for his 2010 performance was $102,650.
(4)	Mr. Miao’s employment began on September 26, 2011. The amount included in the “All Other Compensation” column reflects payments for Mr. Miao’s temporary housing assistance and related taxes.
(5)	Mr. Gago’s employment began on November 2, 2009 and ended on April 8, 2013.
(6)	Mr. Graham’s employment began on April 20, 2010.
(7)	Dr. Kandarpa’s employment began on October 20, 2009.
(8)	Mr. McDonald’s employment began on September 14, 2009 and ended on April 8, 2013. The amount included in the “All Other Compensation” column reflects compensation related to his expatriate assignment for 2011.

Grants of Plan-Based Awards Table—2012. The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2012 to the named executive officers. All equity grants were made pursuant to the 2009 Plan.

Name	Grant Date (equity Awards)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Number of Shares	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)(1)
Eamonn P. Hobbs(2)	3/1/2012	$242,500	30,000	135,000	4.45	540,611
Graham G. Miao(3)	2/28/2012	$132,145	9,000	40,000	4.60	165,932
Agustin V. Gago(3)(4)	2/28/2012	$124,881	9,000	40,000	4.60	165,932
Peter J. Graham(3)	2/28/2012	$132,062	9,000	40,000	4.60	165,932
Krishna Kandarpa(3)	2/28/2012	$159,290	9,000	40,000	4.60	165,932
David A. McDonald(3)(4)	2/28/2012	$137,248	9,000	40,000	4.60	165,932

(1)	Each named executive officer is eligible to receive an incentive award pursuant to the Annual Incentive Plan adopted by the Compensation Committee on December 15, 2010, subject to the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a specified target level based on a percentage of the executive’s base salary (Hobbs—50%, Miao—40%, Gago—40%, Graham—40%, Kandarpa—40% and McDonald—40%). Determination of whether performance objectives are met and whether bonuses should be paid, and, if so, the amount, is made by the Compensation Committee.
(2)	The options were granted under the 2009 Plan pursuant to a stock option grant letter. The options vest ratably over three years and expire March 1, 2022.
(3)	The options were granted under the 2009 Plan pursuant to a stock option grant letter. The options vest ratably over three years and expire February 28, 2022.
(4)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards Table was awarded, earned or paid to our named executive officers are described above under “Executive Compensation—Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and equity compensation arrangements with our named executive officers is set forth below, including potential payments, acceleration of equity awards and continuation of benefits in the event of early termination under “Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control. The following table shows the potential incremental value transfer to each named executive officer under various termination or change-in-control scenarios as of December 31, 2012, the last business day of 2012. Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of Delcath’s common stock on that date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s actual separation from Delcath.

Event	Named Executive Officer(1)
	Eamonn P. Hobbs	Graham G. Miao	Agustin V. Gago(2)	Peter J. Graham	Krishna Kandarpa	David A. McDonald(2)
Retirement or Voluntary Termination Without “Good Reason”(3)	$128,525	$0	$0	$73,955	$83,567	$0
Termination for “Cause”	$0	$0	$0	$0	$0	$0
Involuntary Termination (Termination Without Cause or Change of Control)(4)	$1,186,793	$455,028	$78,899	$406,104	$492,861	$76,361
Death or Disability Termination(5)	$1,000,867	$0	$0	$0	$0	$0

(1)	The exercise price of all unvested options held by named executive officers as of December 31, 2012 was greater than Delcath’s stock price as of December 31, 2012. Accordingly, accelerated vesting of any stock options awards is not included in this table.
(2)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.
(3)	In addition, includes incentive award earned in 2012 for Mr. Hobbs, Mr. Graham and Dr. Kandarpa.
(4)	Includes incentive award accrued during 2012 and the value of all unvested restricted stock at the December 31, 2012 closing price of Delcath’s common stock. In addition, includes 24-month base salary and 18-month COBRA subsidy for Mr. Hobbs; 12-month base salary and 12-month COBRA subsidy for Mr. Miao; and 12-month base salary for Mr. Graham.
(5)	Includes 24-month base salary and 18-month COBRA subsidy. All post-termination payments are linked to confidentiality, non-solicitation, non-competition, non-disparagement and, as to Mr. Graham, non-disruption, obligations contained in the named executive officer’s employment agreements. The events that constitute “Cause,” “Good Reason,” “Disability” and “Change of Control” are described in the employment agreement with each named executive officer. Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity in accordance with the terms of Delcath’s 2004 Stock Incentive Plan and/or the 2009 Plan, as applicable.

Outstanding Equity Awards at Fiscal Year-End Table—2012. The following table sets forth information relating to unexercised options held by the named executive officers as of December 31, 2012.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Eamonn P. Hobbs	50,000	—	$1.23	10/14/2013	—	—
	100,000	—	$1.85	10/14/2013	—	—
	800,000	—	$3.36	7/6/2019	—	—
	50,000	—	$5.28	1/4/2020	—	—
	41,666	83,334	$6.42	3/10/2021	16,667	$20,500
	—	135,000	$4.45	3/1/2022	30,000	$36,900

Graham G. Miao	33,333	66,667	$3.69	9/26/2021	16,667	$20,500
	—	40,000	$4.60	2/28/2022	9,000	$11,070

Agustin V. Gago(1)	200,000	—	$4.29	11/2/2019	—	—
	9,333	18,667	$6.42	3/10/2021	4,000	$4,920
	—	40,000	$4.60	2/28/2022	9,000	$11,070

Peter J. Graham	36,666	18,334	$10.60	4/20/2020	—	—
	9,333	18,667	$6.42	3/10/2021	4,000	$4,920
	—	40,000	$4.60	2/28/2022	9,000	$11,070

Krishna Kandarpa	100,000	—	$6.09	10/20/2019	—	—
	50,000	—	$10.46	12/15/2020	—	—
	—	40,000	$4.60	2/28/2022	9,000	$11,070

David A. McDonald(1)	250,000	—	$3.92	9/14/2019
	10,000	20,000	$6.42	3/10/2021	4,334	$5,331
	—	40,000	$4.60	2/28/2022	9,000	$11,070

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Options Exercises and Stock Vested Table—2012. The following table sets forth information relating to the exercise of options by, and the vesting of restricted stock awards granted to, the named executive officers, during the fiscal year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eamonn P. Hobbs	—	—	8,333	$29,082
Graham G. Miao	—	—	8,333	$13,833
Agustin V. Gago(1)	—	—	2,000	$6,980
Peter J. Graham	—	—	2,000	$6,980
Krishna Kandarpa	—	—	—	—
David A. McDonald(1)	—	—	2,166	$7,559

(1)	As of April 8, 2013, Mr. Gago and Mr. McDonald are no longer employed by the Company.

Employment Agreements and Confidentiality Agreements

Eamonn P. Hobbs. On August 10, 2011, we entered into a new employment agreement with Mr. Hobbs, which provides for his continued employment as our Chief Executive Officer through August 10, 2014. Mr. Hobbs’ current base salary is $485,000 per year. The rate of salary is subject to modification by the Compensation Committee at any time, but may be decreased only if, simultaneously with, or within a ninety (90) day period prior to, the date the Compensation Committee determines to decrease the salary either: (1) a majority of the other executive officers at the Company have also undergone a decrease in salary (or have resigned or been terminated); or (2) at least twenty percent (20%) of the employees of the Company have been terminated or have otherwise left the employment of the Company. He is eligible to receive an incentive bonus, to be determined by the Compensation Committee pursuant to the Annual Incentive Plan adopted by the Compensation Committee on December 15, 2010, as such plan may be amended from time to time (the “Annual Incentive Plan” or “AIP”). Mr. Hobbs’ current target incentive under the AIP is equal to 50% of his annual base salary. Mr. Hobbs is also entitled to receive stock option grants and/or grants of restricted stock, as may be determined by the Compensation Committee pursuant to the Long Term Incentive Plan adopted by the Compensation Committee on December 15, 2010, as such plan may be amended from time to time (the “Long Term Incentive Plan”).

During the period of employment pursuant to the agreement, in the event of Mr. Hobbs’ death, our termination of his employment without “cause,” our termination of his employment upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment, unless a longer period is required by federal or state law) or termination by Mr. Hobbs for “good reason” (referred to in the employment agreement as “Involuntary Termination”), he is entitled to receive, subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Hobbs’ employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for twenty four (24) months (the “severance period”). Mr. Hobbs will also be entitled to payment of any performance bonus for the bonus year in which termination occurred to the extent performance goals have been met; any bonus would be pro-rated for the portion of the bonus year during which he was employed (a “stub bonus”). The severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 24 months. As a condition precedent to our obligation to pay severance benefits or the stub bonus, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Hobbs is obligated to execute a general release in favor of the Company, and is restricted from competing with us during the greater of 12 months or the severance period.

Mr. Hobbs has agreed to preserve the confidentiality of all Delcath confidential information and to non-disparagement restrictions. Mr. Hobbs has also agreed to non-solicitation restrictions for a period of the greater of twelve months or the severance period. If Mr. Hobbs breaches his obligations as to confidentiality, non-solicitation, non-disparagement or his covenant not to compete, we will not be obligated to pay any remaining unpaid portion of his severance benefits, other than $5,000 which will be paid to Mr. Hobbs in consideration of, and assuming receipt of, the contemplated general release.

Mr. Hobbs has the right to terminate his employment at his sole discretion, upon not less than 90 days written notice, in which case he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses. Mr. Hobbs has the right to terminate his employment immediately for good reason (subject to our 30 day right to cure the condition); in which case, Mr. Hobbs will be entitled to the severance benefits set forth above. In the event of Mr. Hobbs’ death, or our termination of his employment “for cause” or upon the Board of Director’s good faith determination that he is disabled (defined as his inability to perform essential functions of his employment for more than 90 days in any 180-day period on account of mental or physical impairment, unless a longer period is required by federal or state law), he will be entitled to receive his accrued, but unpaid base salary as of the termination date of his employment, plus reimbursement of any unpaid reimbursable business expenses.

Under Mr. Hobbs’ employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct that is injurious to Delcath, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the employment agreement and/or willful failure to comply with reasonable directives of our Board of Directors, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions of his employment agreement, or any material breach of any other contract to which Mr. Hobbs is a party with Delcath or any of its affiliates including our code of ethics or any other material written policies. “Good Reason” generally means termination of employment by Mr. Hobbs after the occurrence (without his consent), subject to our 30 day right to cure the condition, of any one or more of the following conditions: (i) a material diminution in Mr. Hobbs’ rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Hobbs’ principal office with Delcath (greater than 50 miles), or (iv) a material breach by Delcath of the employment agreement.

Pursuant to the terms of his original employment agreement, on July 6, 2009, Mr. Hobbs was granted options to purchase 800,000 shares of our common stock and an option to purchase an additional 50,000 shares in January 2010. These options vested as to 50,000 on the date of grant, and the balance vest ratably over three years from the date of grant, subject to accelerated vesting as to a portion of the subject shares upon receipt by Delcath of at least $15,000,000 from third party investors (this condition was satisfied in November 2009), upon Delcath’s submission to the FDA of a Premarket Approval or New Drug Approval for Delcath’s percutaneous hepatic perfusion treatment system (this condition was satisfied in December 2010), and upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. The option granted in January 2010, vested as to 16,667 shares on July 6, 2010 and the balance vest ratably on July 6, 2011 and 2012, with accelerated vesting upon the FDA’s formal written Premarket Approval or New Drug Approval of its percutaneous hepatic perfusion treatment system. Mr. Hobbs’ options immediately vest in the event of Mr. Hobbs’ Involuntary Termination of employment or a change of control, and the Compensation and Stock Option Committee may, in its discretion, accelerate the vesting of all or a portion of Mr. Hobbs’ options, but not beyond the expiration date of such options, which, subject to early termination, will expire 10 years from the date of grant, except for certain stock options, which were granted to Mr. Hobbs when he joined the Board of Directors in 2008, which will expire 5 years from the date of grant.

Graham Miao. On August 29, 2011, we presented an employment offer letter to Mr. Miao. Upon his acceptance of that employment offer letter, he became our Executive Vice President, Chief Financial Officer. Mr. Miao’s current rate of salary is $330,062 per year, and is subject to periodic review by Delcath. Mr. Miao is eligible to receive an annual performance bonus pursuant to the Annual Incentive Plan, with a target bonus of up to 40% of his then current base salary. Any incentive bonus for the 2011 calendar year was to be pro-rated to reflect his period of employment with Delcath in 2011.

On his first day of employment, Mr. Miao was granted a stock option to purchase 100,000 shares of common stock of the Company. The option will vest ratably in three (3) equal installments over a three year period, on the first, second and third anniversary of Mr. Miao’s first day of employment. He was also granted 25,000 shares of restricted stock, the restrictions upon which will lapse in three equal installments over a period of three years, on the first, second and third anniversary of Mr. Miao’s first day of employment. Both the stock option award and the award of restricted stock will vest immediately upon a Change of Control, as defined in the 2009 Plan.

Mr. Miao was also granted a one-time bonus of $100,000, which is subject to forfeiture, on a pro rata basis, if he is terminated for cause or resigns prior to the first anniversary of his start date. Mr. Miao was also granted temporary housing assistance, of up to $3,500 per month for up to 12 months, which amount will be “grossed up” to cover the applicable taxes.

Mr. Miao also entered into an Employee Confidentiality and Restrictive Covenant Agreement with Delcath. That agreement requires Mr. Miao to assign any of his inventions to Delcath and protect Delcath’s confidential information, and to return any Company property after the end of his employment. The agreement also restricts Mr. Miao from competing with Delcath for one year following the end of his employment, and prohibits him from soliciting the Company’s customers or employees for one year following the end of his employment.

Mr. Miao’s employment will be “at will”; provided, however, if Mr. Miao’s employment is terminated without “cause,” Delcath is obligated to pay Mr. Miao his annual base salary for twelve (12) months (the “severance period”), as well as continue his health and certain other employee benefits for a period of twelve months (with Delcath to subsidize 100% of the cost) and to pay any annual incentive bonus award which was earned but not yet paid prior to the date of termination. Mr. Miao is obligated to execute a general release in favor of Delcath to obtain these benefits. “Cause” shall mean, as reasonably determined by Delcath, that one or more of the following has occurred: (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other misconduct (iii) failure to perform or uphold his duties under the employment offer letter and/or failure to comply with reasonable directives of our Board of Directors, (iv) any material breach of any provision of the terms of the employment offer letter or the Confidentiality and Restrictive Covenant Agreement; (v) violation of a written Delcath policy, including the Code of Ethics; or (vi) conduct that reflects poorly on Mr. Miao or Delcath.

Agustin Gago. On December 6, 2011, we entered into a new employment agreement with Mr. Gago which provides for his continued employment as our Executive Vice President, Global Sales through December 6, 2012. During the term of that agreement, Mr. Gago’s annual base salary was $312,203.00, subject to annual review, and he was eligible to receive an annual incentive bonus as determined by the Compensation Committee in accordance with the Annual Incentive Plan. Mr. Gago’s employment with the Company ended on April 8, 2013.

Peter J. Graham. On April 13, 2012, we entered into a new employment agreement with Mr. Graham which provided for his continued employment as our Executive Vice President, General Counsel and Global Human Resources through April 13, 2013. During the final year of that agreement, Mr. Graham’s annual base salary was $330,154.35, subject to annual review, and he was eligible to receive an annual incentive bonus as determined by the Compensation Committee in accordance with the Annual Incentive Plan.

In the event Mr. Graham’s employment is terminated by us without “cause” or by Mr. Graham for “good reason” (referred to in the employment agreement as “Involuntary Termination”) he is entitled to receive (his “severance benefit”), subject to tax withholding and other authorized deductions, his accrued, but unpaid base salary as of the date Mr. Graham’s employment is terminated, plus reimbursement of any unpaid reimbursable business expenses, plus his base salary for 12 months. Mr. Graham’s severance benefit will be payable in substantially equal installments in accordance with our standard payroll practices over a period of 12 months. As a condition precedent to our obligation to pay severance benefits, or to the accelerated vesting of any equity-based awards in the event of an Involuntary Termination or a change of control, Mr. Graham is obligated to execute a general release in favor of the Company, and restricted from competing with us during the severance period.

Dr. Krishna Kandarpa. On September 26, 2009, we entered into an employment agreement with Dr. Kandarpa which provided for his continued employment as Executive Vice President, Research and Development and Chief Medical Officer for a period of two years from the actual date of his commencement of employment with the Company. Dr. Kandarpa’s employment agreement expired on October 20, 2011.

On July 16, 2012, Dr. Kandarpa, entered into a new employment agreement, pursuant to which, Dr. Kandarpa will continue to serve as our Executive Vice President, Research and Development and Chief Medical Officer for a term ending July 16, 2013. Under the this agreement, Dr. Kandarpa will be (i) paid a base salary of $398,224 per annum, subject to annual review, (ii) eligible to receive an annual cash incentive bonus pursuant to Delcath’s Annual Incentive Plan, and (iii) eligible to receive a grant or grants of equity awards pursuant to Delcath’s Long Term Incentive Plan. The Employment Agreement provides for severance benefits for a period of 12 months in the event of termination without “Cause” (and other than due to Dr. Kandarpa’s death or “Disability”) or if Dr. Kandarpa leaves for “Good Reason”, subject to Dr. Kandarpa signing a general release in favor of the Company. Dr. Kandarpa has agreed: to preserve the confidentiality of Delcath’s confidential information and not to disparage Delcath or its affiliates; not to compete with Delcath during the “Severance Period” of 12 months after termination; and to non-solicitation and non-disruption restrictions for a period of 24 months after termination.

On April 4, 2012, Dr. Kandarpa entered into the Company’s standard Employee Confidentiality and Restrictive Covenant Agreement with Delcath. That agreement requires Dr. Kandarpa to assign his inventions and discoveries to Delcath and to protect Delcath’s confidential information, and to return any Company property after the end of his employment. The agreement also restricts Dr. Kandarpa from competing with Delcath for one year following the end of his employment, and prohibits him from soliciting the Company’s customers or employees for one year following the end of his employment.

David A. McDonald. On September 26, 2011, Mr. McDonald ceased to serve as our Chief Financial Officer and instead assumed the role of Executive Vice President, Business Development. On September 28, 2011 we entered into a Letter of Assignment with Mr. McDonald, outlining the terms and conditions of Mr. McDonald’s new role and his new international assignment. Mr. McDonald was assigned to Delcath Systems Limited, a wholly owned subsidiary of Delcath. Mr. McDonald remained an employee of the Company during the term of his international assignment, which ended in June 2012.

During his international assignment, Mr. McDonald was paid an annual base salary of $343,119 (USD), which was subject to future adjustments in accordance with Delcath’s annual review process. He received a $66,625 (USD) one-time expatriate assignment bonus, which was subject to forfeiture, on a pro-rata basis, if his employment was terminated for cause or he resigned without good reason prior to the end of his international assignment term. Mr. McDonald was eligible to (i) participate in the Company’s Annual Incentive Plan, (ii) receive equity incentive awards pursuant to the Long Term Incentive Plan, and (iii) participate in Delcath’s employee benefit programs, to the extent he remained eligible. Mr. McDonald was also entitled to various allowances and reimbursements in connection with his international assignment including: reasonable housing and automobile assistance, travel allowances, relocation and moving assistance, tax service assistance, and tax-equalization benefits. Delcath provided Mr. McDonald with relocation assistance for his move back to the United States upon completion of his assignment. Mr. McDonald’s employment with the Company ended on April 8, 2013.

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation of Delcath’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The total compensation of our named executive officers consists primarily of base salary, annual incentive cash bonuses and long-term equity incentive awards, in the form of stock options and restricted stock awards, as well as other benefits which are also available to all Delcath employees generally. Base salary and annual incentive cash bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards and restricted stock awards, long-term equity awards, are viewed as a reward for improving corporate performance over the long-term, and increasing stockholder value.

We also believe that stock option awards and restricted stock awards promote the retention of highly skilled and experienced executives. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Delcath’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS “SAY-ON-PAY” RESOLUTION.

The resolution that is the subject of this Proposal 2 is advisory in nature and, therefore, is not binding on Delcath, the Compensation and Stock Option Committee or our Board of Directors. However, the Compensation and Stock Option Committee intends to take the results of the vote on this Proposal 2 into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young served as Delcath’s independent registered public accounting firm for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010. Although ratification by our stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in Delcath’s best interests and in the best interests of our stockholders. If our stockholders do not ratify the selection of Ernst & Young, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she (or they) so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS DELCATH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2013.

Fees Paid to Independent Registered Public Accounting Firms. The aggregate fees billed by Ernst & Young for services rendered as our independent registered public accounting firm during the fiscal years ended December 31, 2012 and 2011, respectively:

	Fiscal Year
	2012	2011
Audit Fees	$300,000	$170,000
Audit-Related Fees	304,000	91,995
Tax Fees	165,944	296,848

Total	$769,944	$558,843

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our annual reports on Forms 10-K; the review of the financial statements included in our Quarterly Reports on Forms 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. The audit fees increased from 2011 to 2012 as a result of the Company’s transition from a development stage enterprise to a commercial enterprise and also due to the Company’s global expansion.

Audit-Related Fees. These are fees related to: our registration statement on Form S-3 and Form S-8 for 2012; our registration statement on Forms S-3 for 2011; and related prospectuses for offerings of shares of our common stock and costs of associated due diligence during 2012 and 2011.

Tax Fees. The fees during 2012 and 2011 are related to Ernst & Young’s assistance in the creation of certain foreign subsidiaries, the corporate restructuring of certain intangible assets, tax filings related to employees serving expatriate assignments and other foreign tax advising.

Pre-approval Policies: Audit and Non-Audit Services. The Audit Committee pre-approves all audit services and the terms of such services and permissible non-audit services provided by Delcath’s independent registered public accounting firm, prior to its engagement for the provision of such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by Delcath’s independent registered public accounting firm; provided the Chair reports all such pre-approvals to the entire

Audit Committee at the next Committee meeting. In 2012 and 2011, the Audit Committee reviewed and approved Ernst & Young’s involvement in the creation of certain foreign subsidiaries and corporate restructuring of certain intangible assets. There were no non-audit services provided to Delcath by our independent registered public accounting firms for 2010 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2012 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Laura A. Philips, Chair

Douglas G. Watson

Gabriel Leung

Tasos G. Konidaris

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of Delcath’s equity securities. Based on a review of copies of reports furnished to Delcath or written representations that no reports were required, we believe that all reports were timely filed in 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under Delcath’s equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	4,788,887	(1)	$4.79	2,478,179	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	4,788,887		$4.79	2,478,179

(1)	Includes 4,788,887 shares subject to outstanding stock options granted under the Company’s 2004 Stock Incentive Plan and 2009 Stock Incentive Plan.
(2)	These shares are available for issuance under the Company’s 2009 Stock Incentive Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the proposal must be received by the Corporate Secretary not later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2014 annual meeting of stockholders, the stockholder must give Delcath written notice of the proposal or other matter to be presented at the meeting no later than 120 days before the date this Proxy Statement was first released to our stockholders, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2014 annual meeting is more than 30 calendar days before or after May 16, 2014, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

ANNUAL REPORT

A copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Graham G. Miao, Executive Vice President, Chief Financial Officer, Delcath Systems, Inc., 810 Seventh Avenue, 35th Floor, New York, New York 10019, (212) 489-2100.

By Order of the Board of Directors

New York, New York	Eamonn P. Hobbs
April 19, 2013	President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

May 16, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K

for the fiscal year ended December 31, 2012 are available at –

https://materials.proxyvote.com/24661P

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

PROPOSALS-The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1,
“FOR” Proposal 2, and “FOR” Proposal 3.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1.	Election of Class I directors to hold office until the Company’s 2016 annual meeting of stockholders.

☐ FOR THE NOMINEES	NOMINEES: ¡ Harold S. Koplewicz ¡ Laura A. Brege ¡ Tasos G. Konidaris

☐	WITHHOLD AUTHORITY FOR THE NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.	☐

Proposal 2.	Non-binding, advisory vote on the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:         Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

¢

DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”), hereby constitutes and appoints Eamonn P. Hobbs and Graham G. Miao, and each of them, as proxies (the “proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned’s shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at The Michelangelo Hotel, 152 West 51st Street, New York, New York, on May 16, 2013 at 10:00 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

¢	[14475	]	¢